AMENDMENT NUMBER 3 TO THE

amended and restated DECLARATION OF TRUST OF

OPPENHEIMER SMALL- & MID-CAP GROWTH FUND

Establishment and Designation of Classes of
Shares of Beneficial Interest of the Trust

This Amendment is made as of September 15, 2011 to the Amended and Restated Declaration of Trust of Oppenheimer Small- & Mid-Cap Growth Fund (the “Trust”), August 17, 2000, as amended January 12, 2006 and June 30, 2010, by the duly authorized individual executing this Amendment on behalf of the Trustees of the Trust and hereby certifying its adoption by resolution of said Trustees as of said date.

WHEREAS, the Trustees established Oppenheimer Small- and Mid-Cap Growth Fund as a trust under the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated March 1, 2000, as amended and restated as of August 17, 2000, and as further amended as of January 12, 2006 and June 30, 2010 (the “Declaration of Trust”);

WHEREAS, pursuant to part 2(a) of Article FOURTH of the Trust’s Declaration of Trust, the Trustees shall have the exclusive authority from time to time, without obtaining shareholder approval, to divide the Shares of any Series into two or more Classes as they deem necessary or desirable, and to establish and designate such Classes;

WHEREAS, a majority of the Trustees have determined that it is advisable to establish and designate an additional class of Shares to the Trust and have so resolved; and

WHEREAS, pursuant to part 6 of Article NINTH of the Trust’s Declaration of Trust, anyone dealing with the Trust may rely on a certificate by an officer of the Trust as to whether any amendment to the Declaration of Trust has been made.

NOW, THEREFORE, pursuant to part 1(b) of Article FOURTH and parts 6 and 12 of Article NINTH of the Trust’s Declaration of Trust, the undersigned hereby certifies that the Declaration of Trust is amended and supplemented as follows:

The Trust’s Declaration of Trust is amended by deleting the first paragraph of part 3 of ARTICLE FOURTH and replacing it with the following paragraph:

“3. Without limiting the authority of the Trustees set forth in parts 1 and 2 of this Article FOURTH to establish and designate any further Series or Classes of Series, the Trustees hereby establish one Series of Shares having the same name as the Trust, and said Shares shall be divided into six Classes, which shall be designated Class A, Class B, Class C, Class N, Class Y and Class I. In addition to the rights and preferences described in parts 1 and 2 of this Article FOURTH with respect to Series and Classes, the Series and Classes established hereby shall have the relative rights and preferences described in this part 3 of this Article FOURTH. The Shares of any Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some Series or Classes at the time of establishing and designating the same) have the following relative rights and preferences:”

IN WITNESS WHEREOF, the undersigned has signed this instrument and has caused it to be lodged among the records of the Fund on September 15, 2011.

Oppenheimer Small- & Mid-Cap Growth Fund

/s/ Taylor V. Edwards
Taylor V. Edwards,
Assistant Secretary

The Amended and Restated Declaration of Trust establishing Oppenheimer Small- & Mid-Cap Growth Fund, dated August 17, 2000 and as amended thereafter, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust Property only shall be liable.